Exhibit 2.1

FIRST AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of October 10, 2018, is by and among ESTERLINE TECHNOLOGIES CORPORATION, a Delaware corporation (the “Company”), TRANSDIGM GROUP INCORPORATED, a Delaware corporation (“Parent”), and THUNDERBIRD MERGER SUB INC., a Delaware corporation (“Merger Sub” and, together with the Company and Parent, the “Parties”). Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Merger Agreement (defined below).

RECITALS

WHEREAS, the Parties entered into the Agreement and Plan of Merger, dated as of October 9, 2018 (the “Merger Agreement”);

WHEREAS, pursuant to Section 8.08 of the Merger Agreement, the Merger Agreement may be amended, modified and supplemented pursuant to an instrument in writing executed by the Parties; and

WHEREAS, the Parties desire to amend the Merger Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing Recitals and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, and intending to be legally bound by this Amendment, the Parties agree as follows:

1.	Amendment. Section 5.05(c) is deleted in its entirety and replaced with the following:

“(c) Parent shall not, and shall cause its Subsidiaries not to, take any action, including acquiring any asset, property, business or Person (by way of merger, consolidation, share exchange, investment, other business combination, asset, stock or equity purchase, or otherwise), in each case, that could reasonably be expected to adversely affect obtaining or making any Consent or Filing contemplated by this Section 5.05 or the timely receipt thereof. In furtherance of and without limiting any of Parent’s covenants and agreements under this Section 5.05, Parent shall take all reasonable actions necessary, proper or advisable to avoid or eliminate each and every impediment that may be asserted by a Governmental Authority with respect to the Merger, including pursuant to any Antitrust Law, so as to enable the Closing to occur as soon as reasonably possible (and in each case, sufficiently before the End Date in order to allow Closing by the End Date), including (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of such of its or the Company’s assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant hereto, and the entrance into such other arrangements, including entering into customary ancillary agreements on commercially reasonable terms relating to any such sale, divestiture, licensing or disposition, in order to avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would prevent the consummation of the transactions contemplated hereby as soon as practicable; (ii) agreeing to any limitation on the conduct of Parent or its Subsidiaries (including, after the Closing, the Surviving Corporation and the Company Subsidiaries); and (iii) agreeing to take any other action or make any other commitment as may be required by a Governmental Authority in order to effect each of the following: (A) obtaining the HSR Clearance and any other Consent of a Governmental Authority under any Antitrust Law that is required to consummate the Merger, in each case, as promptly as practicable and in any event before the End Date; (B) obtaining the French Foreign Investment Clearance; (C) avoiding the entry of, or having vacated, lifted, dissolved, reversed or overturned any Judgment, whether temporary, preliminary or permanent, that is in effect that prohibits, prevents or restricts consummation of, or impedes, interferes with or delays, the Closing on or before the End Date; (D) effecting the expiration or termination of any waiting period, which would otherwise have the effect of preventing, prohibiting or restricting consummation of the Closing or impeding, interfering with or delaying the Closing (such actions in clauses (i) through (iii) “Antitrust Actions”); provided, however, that (x) any such Antitrust Actions are conditioned upon the closing of the Merger and become effective only from and after the Effective Time and (y) notwithstanding any provision of this Agreement, Parent shall not be required to propose, negotiate, commit to, effect and agree to Antitrust Actions relating to the businesses, assets, properties, product lines, equity interests, relationships, ventures, contractual rights, or obligations of Parent and its Subsidiaries (including, prior to the Closing, the Company and its Subsidiaries, and following the Closing, the Surviving Corporation and its Subsidiaries) that, directly or indirectly, generated in the aggregate EBITDA in excess of $90,000,000 during the 12 calendar months ended September 30, 2018. The Parties agree that for the purposes of this Section 5.05(c), “EBITDA” means EBITDA as calculated by Parent in a manner consistent with the methodology utilized in the earnings releases Parent has publicly filed with the SEC. Without limiting the foregoing, in no event will the Company (and the Company will not permit any of its Subsidiaries to) propose, negotiate, effect or agree to any Antitrust Action without the prior written consent of Parent. For the avoidance of doubt, Antitrust Actions does not include a requirement for Parent to, in case any civil, criminal or administrative action, suit, litigation, arbitration, proceeding is instituted (or threatened to be instituted) challenging the consummation of the Merger or any other transaction contemplated by this Agreement as violative of any Antitrust Law, take any action to avoid the entry of, or to have vacated, lifted, reversed or overturned any order that would restrain, prevent or delay the Closing on or before the End Date, including no requirement to defend through litigation on the merits.”

2.

No Other Modifications. Except as provided in Section 1 hereof, no other modification of the Merger Agreement is intended to be effected by this Amendment and the Merger Agreement, as amended by this Amendment, shall remain in full force and effect.

3.

Entire Agreement. The Merger Agreement (including the Exhibits and Disclosure Letters), as amended by this Amendment, and the documents and instruments and other agreements, in each case, among the Parties as contemplated by or referred to therein, the Confidentiality Agreement and the Commitment Letter constitute the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between or among the Parties or their Affiliates with respect to the Merger.

4.

References to the Merger Agreement. On and after the date of this Amendment, each reference in the Merger Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Merger Agreement, and in the other ancillary documents contemplated by the Merger Agreement to the “Merger Agreement,” “thereof” or words of like import referring to the Merger Agreement, shall mean and refer to the Merger Agreement, as amended by this Amendment.

5.

Governing Law. This Amendment, including all matters of construction, and all Claims or causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) that may be based on, arise out of or relate to this Amendment or the negotiation, execution, performance, consummation or subject matter of this Amendment, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws.

6.

Counterparts. This Amendment may be executed in two (2) or more counterparts (including by electronic transmission, by facsimile or email in .pdf format), all of which shall be considered one and the same agreement, and shall become effective when one (1) or more counterparts have been signed by each Party and delivered to the other Parties.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have duly executed this Amendment, each as of the date first written above.

ESTERLINE TECHNOLOGIES CORPORATION

By:	/s/ STEPHEN M. NOLAN
Name:	Stephen M. Nolan
Title:	Executive Vice President and Chief Financial Officer

Signature Page to First Amendment to Agreement and Plan of Merger

TRANSDIGM GROUP INCORPORATED

By:	/s/ KEVIN STEIN
Name:	Kevin Stein
Title:	President and Chief Executive Officer

THUNDERBIRD MERGER SUB INC.

By:	/s/ KEVIN STEIN
Name:	Kevin Stein
Title:	President and Chief Executive Officer

Signature Page to First Amendment to Agreement and Plan of Merger